Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-            ) pertaining to the Corporate Stock Option Plan of Alcatel-Lucent of our reports dated March 22, 2010, with respect to the consolidated financial statements of Alcatel-Lucent and subsidiaries and the effectiveness of internal control over financial reporting of Alcatel-Lucent and subsidiaries included in its Annual Report (Form 20-F), as amended, for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Jean-Yves Jégourel
Ernst & Young et Autres
Represented by Jean-Yves Jégourel

Neuilly-sur-Seine, France
March 17, 2011